Exhibit 99.1
Press Release

Contact: Tracy Egan
704.849.0860 x106

POKERTEK ANNOUNCES DEBT CONVERSION

Transaction strengthens balance sheet, eliminates $1.2 million of debt

Matthews, NC – September 14, 2009: PokerTek, the industry pioneer and worldwide leader in automated poker tables, announced today that it has entered into agreements to extinguish $1.2 million of its outstanding debt in exchange for 1,445,784 shares of common stock.

Lyle Berman, James Crawford and Lee Lomax, all members of the Company’s Board of Directors, participated in the debt conversion. Mr. Berman converted $500,000, Mr. Crawford converted $500,000 and Mr. Lomax converted $200,000 of outstanding loan principal to common stock. The transactions were priced at $0.83 per share, which represented the consolidated closing bid price on the NASDAQ Capital Markets exchange as of the close of the trading day immediately preceding these transactions.

"We are pleased to announce the conversion of $1.2 million of long term debt to common equity,” said Mark Roberson, PokerTek’s Acting Chief Executive Officer and Chief Financial Officer. “This transaction, along with the recently announced investment by ICP Electronics and the private placement, significantly strengthens our balance sheet as we position PokerTek for growth. As a result of these transactions, we have eliminated a majority of our outstanding long-term debt, reduced our future cash commitments, and enhanced our cash position.”

The certificates for the shares issued in connection with the debt conversion, which will be issued as promptly as practicable subject to NASDAQ approval, will bear a restrictive legend. PokerTek is relying on the “exempt security” provisions set forth in Section 3(a)(9) under the Securities Act of 1933, as amended, in issuing the shares in the debt conversion, as well as the transactional exemption provided by Section 4(6) of the Act. The shares of common stock issued in connection with the debt conversion represented approximately 11.7% of the Company’s total outstanding common shares immediately preceding the transaction.

About PokerTek:
PokerTek, Inc. (NASDAQ: PTEK), headquartered in Matthews, NC, develops and markets products for the gaming and amusement industries. PokerTek developed PokerPro automated poker tables and related software applications to increase revenue, reduce expenses and attract new players into poker rooms by offering interactive poker that is fast, fun and mistake-free. Heads-Up Challenge is a two-player table that allows bars and restaurant patrons to compete head-to-head in various games for amusement purposes, increases earnings for game operators and provides patrons unique and challenging on-site entertainment. Both products are installed worldwide. For more information, please visit the company's website at www.PokerTek.com or contact Tracy Egan at 704.849.0860 x106.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are made in accordance with the Private Securities Litigation Reform Act of 1995. The forward-looking statements herein include, but are not limited to, the expected adoption of the PokerPro systems by gaming properties and other customers and the expected acceptance of the PokerPro systems by players. Our actual results may differ materially from those implied in these forward-looking statements as a result of many factors, including, but not limited to, overall industry environment, customer acceptance of our products, delay in the introduction of new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of permits or licenses by regulatory or governmental authorities, termination or non-renewal of customer contracts, competitive pressures and general economic conditions, and our financial condition. These and other risks and uncertainties are described in more detail in our most recent annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by applicable laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors germane to our business.